Exhibit 99.1

DeVry Inc. Declares Semi-Annual Cash Dividend

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--May 13, 2009--DeVry Inc. (NYSE:DV), a global provider of education services, announced today that its board of directors has declared a semi-annual cash dividend on the company's common stock of $0.08 per share, payable on July 9, 2009, to common stockholders of record as of June 16, 2009.

"By keeping our focus on our students and delivering high quality academic programs, the financial results tend to take care of themselves," said Daniel Hamburger, president and chief executive officer of DeVry Inc. "We will continue to execute our strategic plan to grow and diversify our educational offerings and we remain committed to driving shareholder value.”

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, Apollo College, Western Career College Becker Professional Review, and Fanor. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Apollo College and Western Career College prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. Based in Brazil, Fanor offers undergraduate and graduate programs in business management, law and engineering through its three schools: Faculdades Nordeste, Faculdade Ruy Barbosa, and Faculdade FTE ÁREA1. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949
or
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717